Exhibit 99.1

GreenBox POS Settles Two Pending Litigations

SAN DIEGO, CA / ACCESSWIRE / 3/9/20 / GreenBox POS (“GreenBox”, “GRBX”, the “Company”) is pleased to announce the settlement of two pending legal matters:

1.

RB Capital Partners, Inc (“RB”): RB filed a lawsuit against GRBX for claims outlined in the Company’s recent financials. The Company settled with RB for a reduced cash payment of $250,000 and issuance of 6 million shares. The case was dismissed with no further impact on the Company.

2.

Former Vendor: The Company filed a lawsuit against a Former Vendor in connection with the RB lawsuit. The parties settled with the Former Vendor returning 441,000 of the 500,000 shares previously issued to it, with the Company agreeing to the Former Vendor keeping 59,000 shares. The lawsuit was dismissed with no further impact on the Company.

 “We believe these resolutions provide strong evidence of our commitment to building a clear and defined path toward long-term shareholder value”, stated GRBX EVP/Chairman Ben Errez. “We look forward to updating shareholders in the near-term as we continue to execute a robust growth strategy for 2020 and beyond.”

The Company has filed the appropriate disclosures regarding these settlements with the SEC, where further details can be found. As always, these filings are available in the Company’s Investor Relations tab on its website (https://irdirect.net/GRBX/sec_filings), as well as the SEC EDGAR filing system.

About GreenBox POS:

GreenBox POS (“GRBX”) is a groundbreaking technology company that builds customized payment solutions for a variety of industries. The company develops individual disruptive applications integrated in an end-to-end suite of financial products, supporting multiple industries with an emphasis on Blockchain secured ledger technology. The company filed its intellectual properties (formerly 5 provisional patents for its technology) and awaits conclusion of the US-PTO and patent grants. GreenBox POS develops the following main products: POS (Point of Sale software and hardware solutions); DEL (delivery app, APIs to POS and PAY); PAY (payment app, providing financial APIs to all other components); and merchant services infrastructure (deposit and E-wallet management). All products, services and custom hardware are available from GRBX.

For more information, visit the company’s website at https://www.greenboxpos.com/

Forward-Looking Statements Disclaimer:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Public Relations and Media Contact:

GreenBox POS

www.GreenBoxPOS.com

Office: 619-631-4838

Info@GreenBoxPOS.com